Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Guardian Technologies International, Inc.

Herndon, Virginia

We hereby consent to the incorporation by reference in Guardian Technologies International, Inc.’s Registration Statements on Form S-8 (Registration Nos. 333-109585 and 333-114769) of our report, dated May 12, 2006, relating to the consolidated financial statements which appears in this Form 10-K.

/S/ Goodman & Company, L.L.P

Norfolk, Virginia

May 12, 2006